Exhibit 99.1

         V-I Chip Delivers up to 80 Amperes at 0.9 to 1.8 Vdc;

             Isolated POL Converter Sets New Records for
                    Speed, Density and Efficiency


    ANDOVER, Mass.--(BUSINESS WIRE)--July 7, 2003--Vicor Corporation (NASDAQ:VICR) today has introduced its first V-I Chip Voltage Transformation Module (VTM), the V048K015T80. The VTM breaks records for speed, density and efficiency to meet the demands of advanced DSP, FPGA, ASIC, processor cores and microprocessor applications at the point of load (POL) while providing isolation from input to output. The VTM achieves a response time of less than 1 microsecond and delivers up to 80 A in a volume of less than 0.25 cubic inch while converting 48V to 1.5V with unprecedented efficiency. VTMs may be paralleled to deliver hundreds of Amperes at an output voltage settable from 1.0 to 1.8 Vdc, at no load, and 0.9 to 1.7 Vdc, at full load.
    The V-I Chip VTM is a key component of the Factorized Power Architecture recently introduced by Vicor. Unlike the Intermediate Bus Architecture, which feeds non-isolated POL converters or VRMs at inefficiently low bus voltages, Factorized Power leverages a voltage, designated Vf, controlled to minimize distribution losses while allowing energy to be densely stored for sudden delivery to or retrieval from the load by isolated VTMs. VTMs have 1 MHz bandwidth and can provide efficient bi-directional power flow with the load, limiting voltage excursions due to instantaneous load surges or dumps. The open loop output resistance, Rout, of the V048K015T80 VTM is approximately 1.3 milliohm and may be used to provide Automatic Voltage Positioning for microprocessor loads. With its small SMD footprint of only 1 square inch, the VTM obsoletes VRM sub-assemblies and connectors, noted for their undesirable series impedance and heat generation. The need for limited-life electrolytic or tantalum capacitors at the POL characteristic of VRMs is also eliminated: the VTM effectively multiplies capacitance present at its input to its output with a gain in excess of 1,000 at up to 1 MHz. The net results are higher performance and savings in material, board space and system cost.
    The VTM V048K015T80's output is 1.5 Vdc from a nominal 48 Vdc input and is controllable at up to 80 A over the range of 0.9 to 1.8 Vdc with a Vf range of 32-57.6 Vdc. The VTM can be operated either open- or closed-loop depending on the output regulation needs of the application. Operating open-loop, the VTM output tracks its Vf input voltage with a transformation ratio, K=1/32, and an output resistance, Rout=1.3 milliohm, to enable applications requiring a programmable low output voltage at high current and high efficiency. Closing the loop back to an input Pre-Regulation Module (PRM) or DC-DC converter may be used to compensate Rout.
    The 1.5V VTM achieves break-through current density of 320 A/in3 in a V-I Chip package compatible with standard pick-and-place and surface mount assembly processes. The V-I Chip BGA package supports in-board mounting with a low profile of 0.16 inch (4mm) over the board. A V-I Chip J-leaded package option will support on-board surface mounting with a profile of 0.25 inch (6mm) over the board. The V-I Chip outline dimensions are 1.26 x 0.85 x 0.24 inch (32 x 21.5 x 6 mm).
    The V-I Chip BGA package provides flexible thermal management through its low Junction-to-Case and Junction-to-BGA thermal resistance. The V-I Chip J-lead package option will provide equivalent thermal management performance with its Junction-to-Board thermal resistance. The VTM's high efficiency, low thermal impedances and safe operating temperature range eliminate the need for a heat sink in typical applications. A 0.25 inch (6mm) pin fin heat sink option is available for operation at maximum load in harsh thermal environments.
    The VTM V048KT015T80 in the V-I Chip BGA package is priced as low as 31 cents/A in OEM quantities and is available in JEDEC trays or taped and reeled for automated pick and place and SMD assembly. Delivery is 6 weeks ARO. Pre-assembled evaluation boards are available for $49 and include the VTM.
    For a data sheet and other information on the Voltage Transformation Module, V-I Chips and Factorized Power Architecture, please visit the Vicor website at www.vicorpower.com. To order, contact Vicor Express at 800-735-6200 or e-mail vicorexp@vicr.com.

    This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "should," "plans," "expects," "anticipates," "believes," "is designed to," "continue," "estimate," "project," "intend," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop new products cost-effectively and our ability to decrease manufacturing costs, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.


    CONTACT: Vicor Corporation
             Technical Contact :
             Andrew Hilbert, 978/749-3292
             Senior Director, Product Marketing
             ahilbert@vicr.com
             or
             Editorial Contact :
             Iris Kimber, 978/749-3396
             Strategic Marketing Manager
             ikimber@vicr.com